Farmer Brothers Releases Updated Investor Presentation & Provides Business Update Ahead of Roth’s 34th Annual Investor Conference

NORTHLAKE, Texas, March 14, 2022 – Farmer Bros. Co. (NASDAQ: FARM) (the “Company”), a leading national coffee roaster, wholesaler, equipment servicer, and distributor of coffee, tea, and culinary products, today released an updated investor presentation containing recent business updates. The presentation can be found on the Company’s website at www.farmerbros.com under the “Investor Relations” section.
As previously announced, the Company will also participate in a Fireside Chat today, at 9:30 AM PT, which will be live-streamed here. Following the conference, the webcast will be archived and added to the investor relations section of the Company’s website.
Deverl Maserang, CEO of Farmer Bros., commented, “We’re pleased to provide an update on the Farmer Bros. story, highlighted by continued improvements we’ve seen across our business since our most recent quarterly results report.”
Mr. Maserang continued, “Sales data from the most recent weeks have continued to show improvement in our business, with many of our regions beginning to approach pre-COVID levels. Further, we’ve continued to add new customers across our sales channels year-to-date. These improvements, should they continue, combined with the operating leverage we have built into the business, put Farmer Bros. in a solid position to drive renewed growth and profitability in future periods.”
About Farmer Brothers
Founded in 1912, Farmer Bros. Co. is a leading national coffee roaster, wholesaler, equipment servicer, and distributor of coffee, tea, and culinary products. The Company’s product lines include organic, Direct Trade, and sustainably produced coffee. With a robust line of coffee, hot and iced teas, cappuccino mixes, spices, and baking/biscuit mixes, the Company delivers extensive beverage planning services and culinary products to its U.S.-based customers. The Company serves a wide variety of customers, from small independent restaurants and foodservice operators to large institutional buyers like restaurant, department and convenience store chains, hotels, casinos, healthcare facilities, and gourmet coffee houses, as well as grocery chains with private brand coffee and consumer branded coffee and tea products, and foodservice distributors.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by the Company with the SEC, including the Company’s Annual Report on Form 10-K, current reports on Form 8-K, and quarterly reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events, or otherwise.

Marketing Contact
Nathalie Oetzel
noetzel@farmerbros.com

Investor Relations Contact
Ellipsis
Jeff Majtyka & Kyle King
Investor.relations@farmerbros.com
(646) 776-0886